INFORMATION

FOR IMMEDIATE RELEASE






               FURNITURE BRANDS INTERNATIONAL COMMENTS ON OUTLOOK
                    FOR THE SECOND QUARTER AND FULL YEAR 2003


St. Louis, Missouri, June 3, 2003 - Furniture Brands International (NYSE: FBN), announced today it expects second quarter diluted net earnings per common share to be in the $0.42 to $0.45 range.

W.G. (Mickey) Holliman, Chairman, President and Chief Executive Officer, said, "When we issued our earnings guidance in April we announced that we had removed the growth assumptions previously included in our second half expectations. Business in the second quarter has been modestly weaker than we expected, and we have now brought the guidance for the current quarter down slightly as well. Business conditions remain very soft across nearly all segments of our industry. While it is particularly challenging at our high-end companies, Thomasville, Drexel Heritage, Henredon and Maitland-Smith, strong results in the second quarter of last year at Broyhill and Lane are making comparisons difficult in the middle-price business as well.

"With respect to the full year, we are still comfortable with our previously stated expectation of $2.00 to $2.05 per diluted common share. We will report the final results of the second quarter on July 23."

Furniture Brands is hosting its first Analyst & Investor Conference today in New York City beginning at 8:00 a.m. (EDT). The conference is being webcast and is accessible live or archived on the company's website, www.furniturebrands.com.

Furniture Brands International is America's largest home furnishings manufacturer, manufacturing and sourcing its products under six of the best-known brand names in the industry - Broyhill, Lane, Thomasville, Henredon, Drexel Heritage and Maitland-Smith. The company markets its products across a broad spectrum of price categories and distributes its products through an extensive system of independently owned national, regional and local retailers.

This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include the company's expected earnings per share, the prospects for the overall business environment, and other statements containing the words "expects," "anticipates," "estimates," "believes," and words of similar import. The company cautions investors that any such forward-looking statements are not guarantees of future performance and that certain factors may cause actual results to differ materially from those in the forward-looking statements. Such factors may include: overall business and economic conditions and growth in the furniture industry; changes in customer spending patterns and demand for home furnishings; competitive factors, such as design and marketing efforts by other furniture manufacturers; pricing pressures; success of the marketing efforts of retailers and the prospects for further customer failures; the company's success in furniture design and manufacture; the effects of manufacturing realignments and cost savings programs; and other risk factors listed from time to time in the company's public releases and SEC reports, including but not limited to the most recent reports on Forms 10-Q and 10-K. The company also cautions investors that our forecast for the second quarter and the year 2003 represents our outlook only as of this date, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.